EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We the firm of W.D. Von Gonten & Co. consents to the use of our name and to the use of our report regarding Evolution Petroleum Corporation Estimated Reserves and Revenues “as of July 1, 2005 through July 1, 2011” in the relevant pages of the Form 10-K of Evolution Petroleum Corporation for the fiscal year ended June 30, 2011.  We further consent to the incorporation by reference of information contained in our report as of June 30, 2011, in the Evolution Petroleum Corporation Registration Statement No. 333-152136 on Form S-8 and Registration Statement No. 333-168107 on Form S-3.

Yours truly,

W.D. VON GONTEN & CO.

/s/ William D. Von Gonten, Jr.

William D. Von Gonten, Jr.

President

TX #73244

September 9, 2011